EXHIBIT 99.1
EZCORP Affiliate, Albemarle and Bond,
Announces Acquisition and Share Placing
AUSTIN, Texas (July 11, 2007) — EZCORP, Inc. (Nasdaq: EZPW) affiliate, Albemarle and Bond, announced today it had agreed to terms to acquire Herbert Brown & Son Limited for net consideration of approximately £27.7 million. After completion of the acquisition, Albemarle and Bond will operate 112 stores and be the largest operator of pawn shops in the United Kingdom.
Herbert Brown is the third largest pawn operator in the United Kingdom, with 26 Northern England locations that offer pawn and other financial services. For the twelve months ended March 31, 2007, Herbert Brown had audited operating profit of £3.2 million.
The acquisition will be financed with bank debt and the issuance of approximately 7.3 million shares at £2.20 per share. EZCORP has taken up just over 3.0 million of the newly issued shares for approximately $13.3 million. Following completion of this transaction, EZCORP will own approximately 29.99% of the outstanding stock of Albemarle and Bond and will remain its largest shareholder.
Commenting on the transaction, EZCORP President and Chief Executive Officer, Joe Rotunda, stated, “We are very pleased with our strategic relationship with Albemarle and Bond. Since our initial investment in 1998, Albemarle and Bond has delivered consistent earnings growth and strong financial performance. Our 29.9% ownership with three board seats has proven to be an excellent structure for this strategic investment. With the addition of these 26 branches, Albemarle & Bond has broadened its geographical reach and emphatically established itself as the industry leader in the United Kingdom. We are delighted to participate in this transaction.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. The Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, in 280 U.S. and three Mexico EZPAWN locations open at June 30, 2007. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 390 EZMONEY locations and 80 EZPAWN locations open at June 30, 2007, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
For additional information, contact Dan Tonissen at (512) 314-2289.